EXHIBIT 99

VALUEVISION MEDIA ANNOUNCES UPDATED GUIDANCE
FOR FISCAL THIRD QUARTER 2004

Minneapolis, Oct. 25, 2004 – ValueVision Media (Nasdaq: VVTV) today announced updated guidance for its fiscal third quarter ending October 31, 2004.

Based on current estimates, consolidated net sales are expected to be in the range of $140-$143 million, a decrease of approximately 5% over prior-year period. Net loss is expected to be approximately $33-$35 million in the third quarter. Included in the net loss, the Company expects to take a third quarter charge estimated at approximately $13 million related to its investment in FanBuzz as a result of the impairment in value driven primarily by the loss of a major partnership contract along with associated costs to restructure this subsidiary pursuant to the loss of this business. Additionally, ValueVision will take a third quarter charge estimated at approximately $3 million associated with eliminating a number of positions within the Company and a streamlining of the organization.

“The third quarter contains some disappointing results and yet very encouraging signs of strategic progress,” said William Lansing, president and CEO of ValueVision Media. “Like most other retailers, we were hurt by soft retail conditions, rapidly rising oil prices, declining consumer confidence, and the series of four hurricanes hitting the Southeastern U.S. Additionally, the departure of a small number of our on-air hosts for a competitive venture along with FanBuzz’s loss of a major client had a negative impact on the quarter. While I am not at all pleased with our results for the third quarter, I believe that the impact from this unique combination of events is temporary.”

Added Lansing, “I continue to be encouraged by the progress we are making across a number of our key strategic metrics: new customer count, customer retention, unit growth, and category diversification. We have launched a redesign of our TV network and internet site that have been well received by our customer base. The launch of our new merchandising strategy ‘Our Top Value’ has been highly successful. We are developing a growing product upsell/continuity program, which will become a significant growth vehicle for us over time. There are many other initiatives underway that will fuel future growth and profitability, which I will cover in more detail on Tuesday morning’s conference call.”

ValueVision will hold a conference call Tuesday, October 26 at 11:00 a.m. EST to discuss this updated guidance. The conference call can be accessed at 888-664-9859. The pass code is “VALUEVISION”. The event will also be webcast at www.valuevisionmedia.com. Please click on the “Calendar of Events” link for details on how to participate. If you are unable to participate in the event, a replay will be available until Tuesday, November 9, 2004 at 866-458-4762.

The company’s full third quarter results will be released before market on November 23, 2004.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ValueVision Media is an integrated direct marketing company that sells products directly to consumers through television, the Internet, and direct mail. The television home shopping industry is a $7 billion industry growing at a double-digit rate annually. The e-commerce space is even larger and growing faster. The Company owns and operates the nation’s third largest home shopping network, ShopNBC, with fiscal 2003 sales of $617 million. At the close of fiscal 2003, ShopNBC was broadcast into approximately 56 million full-time equivalent cable and satellite homes. The Company also operates ShopNBC.com, which contributed $111 million in sales in fiscal 2003. Through its wholly-owned subsidiary FanBuzz, the Company provides e-commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, Elvis Presley, Peanuts, and ESPN. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company’s website at www.valuevisionmedia.com.

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